Exhibit 99.1

November 1, 2012

PDC Energy Announces Third Quarter 2012 Results; Year-Over-Year Production Increase; Balance Sheet Strengthening and Liquidity Improvement; Continued Success of Horizontal Niobrara and Codell Drilling Programs

DENVER, November 1, 2012: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today reported its third quarter 2012 financial and operating results.

Third Quarter 2012 Highlights

•	Net production from continuing operations increased 6% to 12.0 billion cubic feet equivalent (“Bcfe”) for the third quarter of 2012 compared to the same period in 2011.

•	The Company continued to successfully execute its horizontal Niobrara drilling program in the Wattenberg Field, including new horizontal Codell wells and downspacing initiatives.

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On October 3, 2012, PDC completed a private placement of $500 million of 7.75% senior notes due in 2022. Additionally, the Company issued a notice to redeem the $203 million 12% senior notes due in 2018 on November 2, 2012.

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On October 31, 2012, the Company completed the semi-annual redetermination of its revolving credit facility. PDC’s available borrowing base was reduced from $525 million to $450 million as a result of the $500 million senior notes offering.

James Trimble, Chief Executive Officer and President, stated, “The third quarter of 2012 was a very active period for the Company as we assimilated the recently acquired Wattenberg assets into our operations and continued to successfully execute our horizontal Niobrara and Codell drilling programs. We drilled and completed two additional horizontal Codell wells and initiated two downspacing tests in the Wattenberg Field. Wattenberg production from our vertical wells continued to be curtailed due to capacity constraints on the gathering system of our third party midstream provider. We are seeing some relief in the fourth quarter as hot weather subsides and our midstream provider begins execution of their long-term expansion plan. We completed our first horizontal Utica Shale well which is expected to be flowtested in late November. We also advanced our initiative to strengthen our balance sheet and improve our liquidity position. We issued $500 million of 7.75% senior notes and used the proceeds to redeem our $203 million 12% senior notes and pay down a significant portion of outstanding borrowings under our revolving credit facility.”

Financial Results

Net loss for the quarter ended September 30, 2012 was $32.6 million, or $1.08 per diluted share, compared to net income of $32.6 million, or $1.37 per diluted share, in the third quarter of 2011. Adjusted net loss, a non-GAAP financial measure defined below, was $4.8 million for the quarter ended September 30, 2012, as compared to adjusted net income of $6.8 million for the same period of 2011. Adjusted cash flows from operations, a non-GAAP financial measure defined below, decreased 34% to $33.6 million for the third quarter of 2012, compared to $50.9 million in the third quarter 2011. The decline in adjusted cash flow and adjusted net income in the current quarter, compared to the third quarter of 2011, was primarily attributable to lower natural gas and natural gas liquids (“NGLs”) prices.

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Natural gas, NGLs and crude oil sales revenues decreased 17% to $59.9 million for the third quarter of 2012, from $72.0 million for the same period of 2011. The average sales price for natural gas, NGLs and crude oil, excluding realized and unrealized gains on derivatives, decreased 22% to $5.00 per thousand cubic feet equivalent (“Mcfe”) for the third quarter of 2012, compared to $6.37 per Mcfe for the same quarter of 2011.

Commodity price risk management activities resulted in a net loss of $31.9 million for the third quarter of 2012. The loss was comprised of a $13.1 million realized gain and a $45.0 million unrealized loss. For the third quarter of 2011, commodity price risk management resulted in a net gain of $46.7 million, which was comprised of a $4.9 million realized gain and a $41.8 million unrealized gain. The average sales price of natural gas, NGLs and crude oil in the third quarter of 2012, including realized gains on derivatives, decreased 11% to $6.09 per Mcfe, compared to $6.81 per Mcfe in the third quarter of 2011.

Production costs, which include lease operating expenses, production taxes, the cost to operate wells and pipelines for our affiliated partnerships and other third parties, and certain production and engineering staff-related overhead costs, were $20.8 million, or $1.73 per Mcfe for the third quarter of 2012, compared to $13.6 million, or $1.21 per Mcfe for the third quarter of 2011. The $7.2 million quarter-over-quarter increase was primarily due to two non-recurring items: a $3.2 million increase to production expenses related to the recent Wattenberg asset acquisition during the quarter ended September 30, 2012, and a $3.1 million reduction to production costs related to an amended transportation agreement in the quarter ended September 30, 2011.

The following table provides the components of production costs for the three months ended September 30, 2012:

	Three Months Ended September 30,
	2012	2011
	(in millions)
Lease operating expenses	$10.7	$9.2
Production taxes	4.0	4.2
Cost of well operations, overhead and other production expenses	6.1	0.2

Total production costs	$20.8	$13.6

Total production costs per Mcfe	$1.73	$1.21

Exploration expense increased to $2.0 million in the third quarter of 2012 from $1.1 million in the third quarter of 2011. The increase was primarily related to two exploratory dry hole tests drilled in 2010 targeting the Rose Run formation in east-central Ohio.

General and administrative expense was $13.7 million for the three months ended 2012 and 2011, respectively, as increases in payroll and employee benefits of $0.9 million were largely offset by a decrease of $0.7 million in acquisition transaction costs during the three months ended September 30, 2012.

Depreciation, depletion and amortization (“DD&A”) expense related to natural gas and crude oil properties for the third quarter of 2012 increased slightly to $30.6 million, or $2.56 per Mcfe, compared to $29.8 million, or $2.64 per Mcfe, in the third quarter of 2011. The quarter-over-quarter increase was comprised of $1.8 million due to higher production, offset in part by a decrease of $1.0 million due to a lower weighted-average DD&A rate. Total DD&A expense from continuing operations for the third quarter of 2012 was $32.5 million compared to $31.5 million for the third quarter of 2011.

Interest expense increased 20% to $11.4 million in the third quarter of 2012 from $9.5 million in the same period of 2011. The increase was primarily due to a higher average outstanding balance on the Company’s revolving credit facility during the third quarter of 2012.

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Private Debt Offering

On October 3, 2012, the Company issued $500 million aggregate principal amount of 7.75% senior notes due October 15, 2022, in a private placement. The net proceeds from the issuance of the notes of approximately $489 million were used to fund the redemption of PDC’s 2018 senior notes, repay a significant portion of the amount outstanding under the revolving credit facility, and for general corporate purposes. The early redemption of the 2018 senior notes resulted in a loss on debt extinguishment of approximately $23.3 million, which will be recorded in the fourth quarter of 2012.

Production

Net production from continuing operations increased 6% to 12.0 Bcfe in the third quarter of 2012, compared to 11.3 Bcfe in the third quarter of 2011. The increase in production was primarily attributable to the horizontal Niobrara and Codell drilling programs in the Wattenberg Field as well as the Wattenberg asset acquisition. Crude oil production from continuing operations decreased 7% during the three months ended September 30, 2012, while NGL production from continuing operations increased 8% in the same period. Natural gas production increased 10% in the three months ended September 30, 2012.

Production growth was achieved despite high line pressures experienced by the Company’s principal provider of midstream services in the Wattenberg Field. PDC expects production in the fourth quarter of 2012 to exceed third quarter production and the Company is working closely with its midstream provider who is implementing a multi-year facility expansion which will significantly increase long-term gathering and processing capacity in the Wattenberg Field. Due to continued uncertainty regarding Wattenberg line pressures, as well as further Marcellus permitting delays experienced in October, the Company believes it is unlikely it will meet its prior 2012 production guidance of 51.5 Bcfe. The Company does expect 2012 full year results for adjusted EBITDA and adjusted cash flows from operations to be within the range of prior guidance.

Operational Activity

For the nine months ended September 30, 2012, crude oil and NGL production from continuing operations increased 27% compared to the same nine-month period of 2011. The Company focused its operations and leasehold acquisitions primarily in the oil- and liquid-rich Wattenberg Field in Colorado and the emerging Utica Shale play in Ohio. PDC currently has two drilling rigs operating in the Wattenberg Field. The Company spud 11 horizontal wells in the Wattenberg Field during the third quarter of 2012, including 2 wells targeting the Codell formation, and executed 32 refrac/recompletions.

PDC completed its first Utica Shale horizontal well in Guernsey County, Ohio in the third quarter of 2012, which is in a 60-day resting period. The Company also drilled a second horizontal Utica Shale well which is awaiting completion. PDC estimates its total gross horizontal Utica Shale drilling inventory is approximately 200 locations.

PDC Mountaineer (“PDCM”), the Company’s 50% owned joint venture in the Marcellus Shale, completed three horizontal Marcellus wells during the last 45 days. The wells are expected to be turned-in-line during the fourth quarter of 2012 once a permit for a gathering line river crossing is received.

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The following table provides production by area of operation, as well as the weighted-average sales price for the three and nine months ended September 30, 2012 and 2011, excluding realized derivative gains or losses:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Percent	2012	2011	Percent
Natural gas (MMcf)
Western	6,497.1	6,238.8	4.1%	19,598.7	19,199.1	2.1%
Eastern	1,582.3	1,073.4	47.4%	4,530.7	3,190.5	42.0%

Total	8,079.4	7,312.2	10.5%	24,129.4	22,389.6	7.8%

Weighted-Average Sales Price	$2.13	$3.57	(40.3)%	$1.93	$3.38	(42.9)%
Crude oil (MBbls)
Western	438.7	469.8	(6.6)%	1,440.7	1,158.4	24.4%
Eastern	0.8	1.1	(27.3)%	6.0	3.8	57.9%

Total	439.5	470.9	(6.7)%	1,446.7	1,162.2	24.5%

Weighted-Average Sales Price	$85.28	$81.99	4.0%	$88.94	$88.03	1.0%
NGLs (MBbls)
Western	210.7	195.5	7.8%	632.0	480.6	31.5%

Total	210.7	195.5	7.8%	632.0	480.6	31.5%

Weighted-Average Sales Price	$24.77	$37.60	(34.1)%	$26.56	$38.68	(31.3)%
Natural gas equivalent (MMcfe)
Western	10,393.3	10,230.4	1.6%	32,035.2	29,032.8	10.3%
Eastern	1,587.2	1,080.0	47.0%	4,566.6	3,213.5	42.1%

Total	11,980.5	11,310.4	5.9%	36,601.8	32,246.3	13.5%

Weighted-Average Sales Price	$5.00	$6.37	(21.5)%	$5.25	$6.10	(13.9)%

Commodity Price Risk Management Activities

The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a variety of floors, collars, fixed-price swaps and basis swaps on a portion of its estimated natural gas and crude oil production. PDC sells all of its physical natural gas and crude oil at similar prices to the indices inherent in its derivative instruments. As a result, for the volumes underlying its derivative positions, the Company ultimately realizes a price related to its collars of no less than the floor and no more than the ceiling and, for its commodity swaps, ultimately realizes the fixed price related to its swaps. A complete listing of the Company’s derivative positions as of September 30, 2012 is included in the Company’s Quarterly Report Form 10-Q, available at the Company’s website at www.pdce.com.

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Non-GAAP Financial Measures

PDC customarily refers to “adjusted cash flows from operations”, “adjusted net income (loss)”, and “adjusted EBITDA”, each of which are non-GAAP financial measures. Adjusted cash flows from operations are the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted net income (loss) is net income (loss) excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company’s derivatives during the period. Adjusted EBITDA is net income (loss) plus unrealized derivative loss, interest expense, net of interest income, income taxes, impairment of natural gas and crude oil properties, depreciation, depletion and amortization and accretion of asset retirement obligations for the period, less unrealized derivative gains. For the fourth quarter and full-year 2012, we will also exclude from adjusted EBITDA the anticipated fourth quarter loss on debt extinguishment discussed above in “Private Debt Offering.” The Company believes it is important to consider adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA separately, as the Company believes they can often highlight changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year. The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company’s business, but merely a timing issue from one period to the next, with fluctuations generally caused by changes in commodity prices. Adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

The following tables provide the calculations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA, non-GAAP measures, from its most comparable U.S. GAAP measure (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted cash flows from operations:
Net cash flows from operating activities	$57.5	$33.9	$127.2	$105.5
Changes in assets and liabilities	(23.9)	17.0	(14.9)	5.6

Adjusted cash flows from operations	$33.6	$50.9	$112.3	$111.1

Adjusted Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted net income (loss):
Net income (loss)	$(32.6)	$32.6	$(4.5)	$21.8
Unrealized (gain) loss on derivatives, net	45.0	(41.7)	20.9	(32.6)
Tax effect of above adjustments	(17.2)	15.9	(8.0)	12.4

Adjusted net income (loss)	$(4.8)	$6.8	$8.4	$1.6

Weighted-average diluted shares outstanding	30,214	23,783	26,982	23,712

Adjusted diluted net income (loss) per share	$(0.16)	$0.28	$0.31	$0.07

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Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted EBITDA:
Net income (loss)	$(32.6)	$32.6	$(4.5)	$21.8
Unrealized (gain) loss on derivatives, net	45.0	(41.7)	20.9	(32.6)
Interest expense, net	11.4	9.5	31.9	27.6
Income tax provision	(18.1)	20.3	(2.5)	11.4
Impairment of natural gas and crude oil properties	0.4	0.5	1.4	1.5
Depreciation, depletion and amortization	32.4	34.3	106.7	99.3
Accretion of asset retirement obligations	1.2	0.4	2.8	1.2

Adjusted EBITDA	$39.7	$55.9	$156.7	$130.2

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PDC ENERGY, INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Natural gas, NGL and crude oil sales	$59,915	$72,044	$192,104	$196,616
Sales from natural gas marketing	11,570	17,209	32,321	51,308
Commodity price risk management gain (loss), net	(31,943)	46,706	18,287	43,361
Well operations, pipeline income and other	1,639	1,670	4,860	5,268

Total revenues	41,181	137,629	247,572	296,553

Costs, expenses and other:
Production costs	20,756	13,644	57,181	48,298
Cost of natural gas marketing	11,598	17,227	31,851	50,427
Exploration expense	1,969	1,135	6,602	4,019
Impairment of natural gas and crude oil properties	395	531	1,418	1,483
General and administrative expense	13,710	13,683	42,796	47,065
Depreciation, depletion and amortization	32,483	31,523	106,745	93,100
Accretion of asset retirement obligations	1,195	372	2,839	1,085
Gain on sale of properties and equipment	(1,508)	(32)	(3,908)	(32)

Total costs, expenses and other	80,598	78,083	245,524	245,445

Income (loss) from operations	(39,417)	59,546	2,048	51,108
Interest income	3	36	5	47
Interest expense	(11,360)	(9,496)	(31,857)	(27,625)

Income (loss) from continuing operations before income taxes	(50,774)	50,086	(29,804)	23,530
Provision for income taxes	(18,131)	19,218	(11,193)	7,744

Income (loss) from continuing operations	(32,643)	30,868	(18,611)	15,786
Income (loss) from discontinued operations, net of tax	—	1,692	14,074	6,015

Net income (loss)	$(32,643)	$32,560	$(4,537)	$21,801

Earnings per share:
Basic
Income (loss) from continuing operations	$(1.08)	$1.31	$(0.69)	$0.67
Income from discontinued operations	—	0.07	0.52	0.26

Net income (loss)	$(1.08)	$1.38	$(0.17)	$0.93

Diluted
Income (loss) from continuing operations	$(1.08)	$1.30	$(0.69)	$0.67
Income from discontinued operations	—	0.07	0.52	0.25

Net income (loss)	$(1.08)	$1.37	$(0.17)	$0.92

Weighted-average common shares outstanding:
Basic	30,214	23,569	26,819	23,497

Diluted	30,214	23,783	26,819	23,712

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2012 Third Quarter Teleconference and Webcast

PDC plans to host a conference call with investors to discuss 2012 third quarter results. The Company invites you to join James Trimble, Chief Executive Officer and President; Gysle Shellum, Chief Financial Officer; Barton Brookman, Senior Vice President Exploration and Production; and Lance Lauck, Senior Vice President Corporate Development, for a conference call on Thursday, November 1, 2012, for a discussion of its results. The related slide presentation will also be available on PDC’s website at www.pdce.com.

Conference Call and Webcast:

Date/Time: Thursday, November 1, 2012, 11:00 a.m. EDT (9:00 a.m. MDT)

Webcast available at: www.pdce.com

Domestic (toll free): 877-312-5520

International: 253-237-1142

Conference ID: 38898146

Replay Numbers:

Domestic (toll free): 855-859-2056

International: 404-537-3406

Conference ID: 38898146

The replay of the call will be available through Thursday, November 8, 2012.

Upcoming Industry Conference Participation

PDC management is scheduled to present at the following industry conferences: Brean Capital E&P Conference in Boston, Massachusetts on Thursday, November 8, 2012; Bank of America Merrill Lynch 2012 Global Energy Conference in Miami, Florida on Tuesday, November 13, 2012; J.P. Morgan Smid-Cap Conference in New York, New York on Wednesday, November 28, 2012; Wells Fargo Symposium in New York, New York on Wednesday, December 5, 2012; and Capital One Southcoast 7th Annual Energy Conference in New Orleans, Louisiana on Thursday, December 6, 2012. Please see the Company’s website at www.pdce.com for full details and webcast information.

About PDC Energy, Inc.

PDC Energy is a domestic independent energy company engaged in the exploration, development and production of crude oil, NGLs and natural gas. Its operations are focused primarily in the liquids-rich Wattenberg Field of Colorado, including the horizontal Niobrara and Codell plays, the Utica Shale in Ohio and the Marcellus Shale development in West Virginia. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding projected natural gas and oil production, future financial results, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures, anticipated increases in midstream capacity, and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in production volumes, worldwide demand and commodity prices for natural gas and oil;

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the availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport PDC’s production, particularly in the Wattenberg Field; the impact of these facilities and infrastructure on price and possible impediments to anticipated increases in midstream capacity;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws and the timely receipt of permits under those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2011 Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2012, and other filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Ron Wirth Director Investor Relations 303-860-5830 ron.wirth@pdce.com

Marti Dowling Investor Relations Manager 303-831-3926 marti.dowling@pdce.com

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